EXHIBIT 10.1

EXECUTION VERSION

SECURITIES AND ASSET PURCHASE AGREEMENT

among

PREMIERE GLOBAL SERVICES, INC.,

XPEDITE SYSTEMS HOLDINGS (UK) LIMITED,

PREMIERE CONFERENCING (CANADA) LIMITED,

XPEDITE SYSTEMS, LLC

and

EASYLINK SERVICES INTERNATIONAL CORPORATION

dated as of

October 21, 2010

i

SECURITIES AND ASSET PURCHASE AGREEMENT

This Securities and Asset Purchase Agreement (this “Agreement”), dated as of October 21, 2010, is entered into among PREMIERE GLOBAL SERVICES, INC., a Georgia corporation (“Parent”), XPEDITE SYSTEMS HOLDINGS (UK) LIMITED, a company formed under the laws of the United Kingdom (“UK Holdco”), PREMIERE CONFERENCING (CANADA) LIMITED, a company formed under the laws of Canada (“Canada Holdco”; Parent, UK Holdco and Canada Holdco are referred to herein each individually as a “Seller” and collectively as “Sellers”), XPEDITE SYSTEMS, LLC, a Delaware limited liability company (the “Company”), and EASYLINK SERVICES INTERNATIONAL CORPORATION, a Delaware corporation (“Buyer”).

RECITALS:

WHEREAS, Parent conducts the Business (as defined herein), directly or indirectly, through the Company, the Company’s Subsidiaries (as defined herein), the UK Sub (as defined herein) and through the use of the Assets (as defined herein);

WHEREAS, Parent owns all of the issued and outstanding equity interests (the “Securities”) of the Company;

WHEREAS, UK Holdco owns all of the issued and outstanding equity interests (the “UK Interests”) of the UK Sub;

WHEREAS, Canada Holdco owns the Assets; and

WHEREAS, (i) Parent wishes to sell to Buyer, and Buyer wishes to purchase from Parent, the Securities; (ii) UK Holdco wishes to sell to Buyer, and Buyer wishes to purchase from UK Holdco, the UK Interests; and (iii) Canada Holdco wishes to sell to Buyer, and Buyer wishes to purchase from Canada Holdco, the Assets, in each case in order to transfer ownership of the Business to Buyer, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounting Referee” has the meaning set forth in Section 6.01(d).

“Acquired Companies” means the Company, its Subsidiaries and the UK Sub.

“Action” means any action, written demand, lawsuit, arbitration, audit, written notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity; provided, that “Action” shall not include any subpoena regarding the potential violation of Law by any customer of an Acquired Company.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, the following Persons shall not be considered an "Affiliate" for purposes of: (a) the covenants and restrictions contained in Section 5.02(b) (Buyer Restrictive Covenants) or Section 5.02(a) (Seller Restrictive Covenants); or (b)  the provisions of Section 5.06 (License Grant) or Section 8.03(c) (Specific Buyer Indemnity): (i) an acquirer of all or substantially all of the equity interests or assets of Buyer (or any Affiliate of such acquirer, other than Buyer and its Affiliates prior to such acquisition); or (ii) an acquirer of all or substantially all of the equity interests or assets of Parent (or any Affiliate of such acquirer, other than Parent or its Affiliates prior to such acquisition).

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.13.

“Assets” means the Contracts with the customers identified on Section 1.1 of the Disclosure Schedules and any related accounts receivable.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 7.01(j).

“Business” means the provision of broadcast fax, transactional fax, transactional email, desktop fax and voice notification services under the “iSend” and “iNotify” solution sets through the Assets and the Acquired Companies.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Atlanta, Georgia are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 8.04(a).

“Buyer Cap Exclusions” has the meaning set forth in Section 8.04(c).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Canada Holdco” has the meaning set forth in the preamble.

 “Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Software” means all Software that is owned by any of the Acquired Companies and sold, licensed, leased or otherwise distributed by any of the Acquired Companies or authorized resellers to end user customers of any of the Acquired Companies’ products or services.

“Conferencing Business” means Parent’s and its Affiliates’ audio, video and data conferencing and collaboration and webcasting services.

“Conferencing Restricted Business” means any business that would be competitive with the Conferencing Business, but specifically excluding the Business.

“Conferencing Territory” means (a) the following Metropolitan Statistical Areas as defined by the United States Office and Management and Budget as of the date of this Agreement: (i) Atlanta-Sandy Springs-Marietta, GA MSA, (ii) Austin-Round Rock-San Marcos, TX MSA, (iii) Boston-Cambridge-Quincy, MA-NH MSA, (iv) Boulder, CO MSA, (v) Chicago-Joliet-Naperville, IL-IN-WI MSA, (vi) Colorado Springs, CO MSA, (vii) Dallas-Fort Worth-Arlington, TX MSA (viii) Denver-Aurora-Broomfield, CO MSA, (ix) Dover, DE MSA, (x) Jacksonville, FL MSA, (xi) Kansas City, MO-KS MSA, (xii) Los Angeles-Long Beach-Santa Ana, CA MSA, (xiii) Miami-Fort Lauderdale-Pompano Beach, FL MSA, (xiv) New York-Northern New Jersey-Long Island, NY-NJ-PA MSA, (xv) Pittsburgh, PA MSA, (xvi) Salt Lake City, UT MSA, (xvii) San Francisco-Oakland-Fremont, CA MSA, and (xviii) Washington-Arlington-Alexandria, DC-VA-MD-WV MSA, and (b) the following countries: (i) Australia, (ii) Austria, (iii), Belgium, (iv) Brazil, (v) Canada, (vi) China, (vii) Denmark, (viii) Finland, (ix) France, (x) Germany, (xi) Hong Kong, (xii) India, (xiii) Indonesia, (xiv) Ireland, (xv) Italy, (xvi) Japan, (xvii) Luxembourg, (xviii) Malaysia, (xix) Netherlands, (xx) New Zealand, (xxi) Norway, (xxii) Philippines, (xxiii) Russia, (xxiv) Singapore, (xxv) South Korea, (xxvi) Spain, (xxvii) Sweden, (xxviii) Switzerland, (xxix) Taiwan, (xxx) Thailand, (xxxi) United Kingdom, and (xxxii) Vietnam.

“Confidential Information” has the meaning set forth in Section 5.01.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Corporate Guaranty” has the meaning set forth in Section 5.07(a).

“Current Assets” means cash and cash equivalents (other than any cash in transit), accounts receivable (net of allowance for doubtful accounts), lease deposits (whether or not characterized as current assets) and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Acquired Companies’ Affiliates, directors, officers or stockholders and any of their respective Affiliates, in all cases prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding (a) payables to any of the Acquired Companies’ Affiliates, directors, officers or stockholders and any of their respective Affiliates, (b) deferred Tax liabilities and contingent Tax liabilities, in each case, for which a reserve has been established, (c) the current portion of accrued restructuring costs associated with the Tinton Falls real property lease and (d) the current portion of long term debt, in all cases prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employees” means those Persons employed by the Acquired Companies as of the Closing and in active service (other than those on any leave, partial disability or similar inactive status); provided, however, solely for the purposes of Section 3.20, “Employees” shall mean those Persons employed by the Acquired Companies as of the Closing regardless of whether such Persons are in active service.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Acquired Companies as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification or injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with any of the Acquired Companies for purposes of Section 414 of the Code or Section 4001(b) of ERISA.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, including any consumer protection agency (in each case, to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantied Contract” has the meaning set forth in Section 5.07(b).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and greenhouse gases (including, without limitation, carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulphur hexafluoride).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

 “HSR Exemption” means the exemption, in reliance upon HSR Rule 802.4 (in combination with HSR Rule 802.50(a)), described in the HSR Exemption Letter, inclusive (though not separately addressed in the HSR Exemption Letter) of the acquisition of the Assets from Canada Holdco.

“HSR Exemption Letter” means that certain letter, dated August 11, 2010, from Buyer’s counsel to the Federal Trade Commission.

“HSR Rule” means any rule, as amended, promulgated under the HSR Act.

“HSR Target Group” means, collectively: (i) Xpedite Systems, LLC, together with all entities it controls (within the meaning of the HSR Rules); (ii) UK Sub, together with all entities it controls (within the meaning of the HSR Rules); and (iii) the Assets.

“Indemnifiable Tax Liability” has the meaning set forth in Section 6.06(a).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons set forth in Section 1.2 of the Disclosure Schedules, in each case after reasonable inquiry; provided, however, that for purposes of Section 3.12, “reasonable inquiry,” as used in this definition, shall mean the inquiry that has been conducted in the past by the persons set forth in Section 1.2 of the Disclosure Schedules solely in the ordinary course of such person's daily responsibilities for Parent and its Affiliates, and shall not include any special inquiry in connection with or by virtue of this Agreement or the transactions contemplated hereby.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Limited License” has the meaning set forth in Section 3.12(i).

“Losses” means losses, damages, liabilities, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include special or consequential damages, including lost profits, diminution in value or punitive damages, except in the case of fraud determined in a final, non-appealable judgment from a court of competent jurisdiction or, with respect to punitive damages, to the extent actually awarded to a Governmental Authority or other third party.

“Mansell SPA” has the meaning set forth in Section 5.08(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets (including the Assets) of the Business (taken as a whole), or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) changes, conditions or effects that generally affect the industries in which the Acquired Companies operate; (ii) any change, effect or circumstance resulting from an action required by the Transition Services Agreements or due to the announcement or consummation of the transactions contemplated hereby; or (iii) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) or (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Acquired Companies compared to other participants in the industries in which the Acquired Companies conduct their businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“NJ Tax Matter” has the meaning set forth in Section 1.2 of the Disclosure Schedules.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the articles or certificate of limited partnership of a limited partnership; (d) the limited liability company agreement and the certificate or articles of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Parent” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Restructuring” has the meaning set forth in Section 1.2 of the Disclosure Schedules.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

 “Pre-Closing Taxes” means Taxes of the Acquired Companies for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(d).

“Real Property” means the real property owned, leased or subleased by any of the Acquired Companies, together with all buildings, structures and facilities located thereon.

“Reconciliation Period” has the meaning set forth in Section 2.03(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any business that would be competitive with the Business, but specifically excluding the Conferencing Business; provided, that the Restricted Business shall not include any services or applications that are incident to the Conferencing Business.

“Restricted Period” has the meaning set forth in Section 5.02(a).

“Retained Matter” has the meaning set forth in Section 1.2 of the Disclosure Schedules.

“Securities” has the meaning set forth in the recitals.

“Sellers” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 8.04(b).

“Seller Cap Exclusions” has the meaning set forth in Section 8.04(d).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Senior Facility” has the meaning set forth in Section 7.01(i).

“Software” has the meaning set forth in Section 3.12(a)(vi).

“Straddle Period” has the meaning set forth in Section 6.04.

“Subsidiary” means any Person with respect to which a specified Person (and/or any Subsidiary thereof) owns a majority of the equity securities or other equity interests or has the power to elect a majority of that Person’s board of directors or similar governing body, or otherwise has the power, directly or indirectly, to direct the business and policies of that Person.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and including all other liabilities with respect to Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise, as a result of an affiliation, merger, or other event occurring at any time prior to the Closing.

“Tax Claim Notice” has the meaning set forth in Section 6.06(a).

“Tax Consolidated Companies” means any U.S. consolidated income tax filing group of which any of the Acquired Companies is a part.

 “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the (a) the following Metropolitan Statistical Areas as defined by the United States Office and Management and Budget as of the date of this Agreement: (i) Atlanta-Sandy Springs-Marietta, GA MSA, (ii) Austin-Round Rock-San Marcos, TX MSA, (iii) Boston-Cambridge-Quincy, MA-NH MSA, (iv) Boulder, CO MSA, (v) Chicago-Joliet-Naperville, IL-IN-WI MSA, (vi) Colorado Springs, CO MSA, (vii) Dallas-Fort Worth-Arlington, TX MSA (viii) Denver-Aurora-Broomfield, CO MSA, (ix) Dover, DE MSA, (x) Jacksonville, FL MSA, (xi) Kansas City, MO-KS MSA, (xii) Los Angeles-Long Beach-Santa Ana, CA MSA, (xiii) Miami-Fort Lauderdale-Pompano Beach, FL MSA, (xiv) New York-Northern New Jersey-Long Island, NY-NJ-PA MSA, (xv) Pittsburgh, PA MSA, (xvi) Salt Lake City, UT MSA, (xvii) San Francisco-Oakland-Fremont, CA MSA, and (xviii) Washington-Arlington-Alexandria, DC-VA-MD-WV MSA, and (b) the following countries: (i) Australia, (ii) Belgium, (iii) France, (iv) Germany, (v) Hong Kong, (vi) Ireland, (vii) Italy, (viii) Japan, (ix) Luxembourg, (x) Malaysia, (xi) New Zealand, (xii) Singapore, (xiii) South Korea, (xiv) Spain,  (xv) Switzerland, and (xvi) the United Kingdom.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement and the Transition Services Agreements.

“Transition Services Agreements” has the meaning set forth in Section 7.01(h).

“Treasury Regulations” means the regulations of the Department of Treasury promulgated under the Code.

“UK Holdco” has the meaning set forth in the preamble.

“UK Interests” has the meaning set forth in the recitals.

“UK Sub” means Premiere Global Services (UK) Limited, a company formed under the laws of the United Kingdom.

“Working Capital” means: (a) the Current Assets of the Acquired Companies (determined on a consolidated basis) plus the accounts receivable in respect of the Assets, less (b) the Current Liabilities of the Acquired Companies (determined on a consolidated basis) plus the accounts payable in respect of the provision of services in respect of the Assets, in all cases determined as of the Closing, based on the values as of October 31, 2010, adjusted to the Closing Date values pursuant to the principles and procedures set forth on Section 1.3 of the Disclosure Schedules.

 “Working Capital Statement” has the meaning set forth in Section 2.03(a).

“Working Capital Surplus” has the meaning set forth in Section 2.03(b).

“Working Capital Target” has the meaning set forth in Section 2.03(b).

ARTICLE II
Purchase and sale

Section 2.01      Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, (i) Parent shall sell and deliver to Buyer, and Buyer shall purchase and take delivery from Parent, the Securities, (ii) UK Holdco shall sell and deliver to Buyer, and Buyer shall purchase and take delivery from UK Holdco, the UK Interests, and (iii) Canada Holdco shall sell and deliver to Buyer, and Buyer shall purchase and take delivery from Canada Holdco, the Assets.

Section 2.02      Purchase Price. Subject to adjustment pursuant to Section 2.03, the aggregate purchase price for: (i) the Securities is Ninety-Seven Million Six Hundred Sixty-Five Thousand Dollars ($97,665,000); (ii) the UK Interests is Six Million Five Hundred Thousand Dollars ($6,500,000); and (iii) the Assets is Eight Hundred Thirty-Five Thousand Dollars ($835,000) (collectively, the “Purchase Price”).

Section 2.03      Working Capital Adjustment.

(a)           Within forty-five (45) days after the Closing, Parent shall deliver to Buyer a statement setting forth the Working Capital (the “Working Capital Statement”), prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, as adjusted pursuant to the principles and procedures set forth on Section 1.3 of the Disclosure Schedules.   If Buyer does not agree that the Working Capital Statement correctly states the Working Capital, Buyer shall promptly (but not later than 30 days after the delivery to it of the Working Capital Statement) give written notice to Parent of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted).  If Parent and Buyer reconcile their differences in writing within 20 days after written notice of exceptions is delivered to Parent (the “Reconciliation Period“), the Working Capital calculation shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.  If the dispute relates to an accounting issue and if Parent and Buyer are unable to reconcile their differences during the Reconciliation Period, the accounting items in dispute shall be submitted to the Accounting Referee for final determination.  The Working Capital calculation shall be deemed adjusted in accordance with the determination of the Accounting Referee and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.  The Accounting Referee shall be instructed to act within 20 days (or such longer period as Parent and Buyer may agree) to resolve all accounting items.  If the dispute involves a non-accounting issue and such dispute cannot be reconciled within the Reconciliation Period, the dispute shall be settled by a court of competent jurisdiction (in accordance with Section 9.10).  If Buyer does not give written notice of any exception within 30 days after the delivery to it of the Working Capital Statement or if Buyer gives written notification of its acceptance of the Working Capital Statement prior to the end of such 30 day period, the Working Capital set forth in the Working Capital Statement shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law.

(b)           If the Working Capital is less than Six Million Four Hundred Thousand Dollars ($6,400,000) (the “Working Capital Target”),  then within five Business Days after the final determination of Working Capital (in accordance with Section 2.03(a)), the Parent shall pay Buyer the amount by which the Working Capital is less than the Working Capital Target.  If the Working Capital is greater than the Working Capital Target, then within five Business Days after the final determination of Working Capital (in accordance with Section 2.03(a)), Buyer shall: (i) pay Parent the lesser of (A) the amount by which the Working Capital is greater than the Working Capital Target, or (B) Two Million Dollars ($2,000,000) (such lesser amount referred to herein as the “Working Capital Surplus”); (ii) transfer, and/or cause one or more of the Acquired Companies to transfer, to Parent and/or one or more of its Subsidiaries, an amount of cash retained in the non-U.S. Acquired Companies as of the Closing Date (“Foreign Cash”) equal to an amount of cash necessary to satisfy the Working Capital Surplus; or (iii) at its option, any combination of the foregoing in order to satisfy the Working Capital Surplus; provided, that the value of any Foreign Cash transferred to Parent or one of its Subsidiaries pursuant to this Section 2.03(b) shall be valued at the exchange rate used by the New York branch of Bank of America, N.A. on the Closing Date.

Section 2.04      Closing Deliveries.

(a)           Simultaneously with the execution hereof, Buyer is delivering to Parent, UK Holdco and Canada Holdco, as applicable:

(i)           the portions of the Purchase Price in respect of the Securities, the UK Interests and the Assets by wire transfer of immediately available funds to an account of Parent, Canada Holdco and UK Holdco, as applicable, in each case designated in writing by Parent, Canada Holdco and UK Holdco to Buyer no later than two Business Days prior to the Closing Date; and

(ii)          the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.02 of this Agreement.

(b)           Simultaneously with the execution hereof, Parent, UK Holdco and Canada Holdco, as applicable, are delivering to Buyer:

(i)           certificates evidencing the Securities and the UK Interests, if any, free and clear of all Encumbrances, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank; and

(ii)          the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers pursuant to Section 7.01 of this Agreement.

Section 2.05      Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”).

Section 2.06      Withholding Tax.  Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company are required to deduct and withhold under any provision of Tax Law.  All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III
Representations and Warranties of Sellers and the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers and the Company (jointly and severally) represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the Closing.

Section 3.01      Organization and Authority of Sellers.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia.  Each of Canada Holdco and UK Holdco is a company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of formation.  Each of Sellers has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which each such Person is a party, to carry out each such Person’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Sellers of this Agreement and any other Transaction Document to which each such Person is a party, the performance by each such Person of its obligations hereunder and thereunder and the consummation by each such Person of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each such Person. This Agreement has been duly executed and delivered by each of Sellers, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of each such Person enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.  Each other Transaction Document to which each of Sellers is a party has been duly executed and delivered by each such Person, and (assuming due authorization, execution and delivery by each other party thereto) such Transaction Document will constitute a legal and binding obligation of each such Person enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.

Section 3.02      Organization, Authority and Qualification of the Company.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, to carry on its business as it is currently conducted, to enter into this Agreement and the other Transaction Documents to which the Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery by the Company of this Agreement and any other Transaction Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.  Each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party thereto) such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.

Section 3.03      Capitalization.

(a)           The Securities constitute all of the issued and outstanding equity interests of the Company. All of the Securities have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Parent, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement (in accordance with the terms of this Agreement), Buyer shall own all of the Securities, free and clear of all Encumbrances.  The UK Interests constitute all of the issued and outstanding equity interests of the UK Sub. All of the UK Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the UK Holdco, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement (in accordance with the terms of this Agreement), Buyer shall own all of the UK Interests, free and clear of all Encumbrances.

(b)           All of the Securities were issued in compliance with applicable Laws. None of the Securities were issued in violation of any agreement, arrangement or commitment to which Parent or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.  All of the UK Interests were issued in compliance with applicable Laws. None of the UK Interests were issued in violation of any agreement, arrangement or commitment to which the UK Holdco or the UK Sub is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)           There are no outstanding or authorized options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the equity interests of the Company or obligating Parent or the Company to issue or sell any equity interests of, or any other interest in, the Company. The Company does not have outstanding or authorized any equity interest appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, interestholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Securities.  There are no outstanding or authorized options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the equity interests of the UK Sub or obligating the UK Holdco or the UK Sub to issue or sell any equity interests of, or any other interest in, the UK Sub. The UK Sub does not have outstanding or authorized any equity interest appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, interestholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the UK Interests.

Section 3.04      Subsidiaries.  Set forth in Section 3.04 of the Disclosure Schedules is a true, correct and complete list of the following for the UK Sub and each Subsidiary of the Company:  (i) its jurisdiction of incorporation or organization, (ii) its authorized capital stock or other equity interests, (iii) the number of issued and outstanding shares of its capital stock or other equity interests and (iv) the holder or holders of such shares or other equity interests.  None of the Company, any of its Subsidiaries or the UK Sub owns beneficially or otherwise, directly or indirectly, any capital stock of, or other securities, equity or ownership interest in, or has any obligation to form or participate in, any corporation, partnership or other Person.  Each of the Company’s Subsidiaries and the UK Sub is a corporation or company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, set forth opposite its name in Section 3.04 of the Disclosure Schedules and has full corporate or company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.04 of the Disclosure Schedules sets forth each jurisdiction in which the Company’s Subsidiaries and the UK Sub are licensed or qualified to do business (where applicable), and each of such Subsidiaries and the UK Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized, are validly issued, fully paid and non-assessable, and, except as set forth in Section 3.04 of the Disclosure Schedules, are owned of record and beneficially by the Company or its Subsidiary, free and clear of all Encumbrances.  The Company or one of its Subsidiaries, as applicable, has good and marketable title to the shares of capital stock or other equity interests of each Subsidiary of the Company owned by such Person. All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries were issued in compliance with applicable Laws. None of the outstanding shares of capital stock or other equity interests of any of the Subsidiaries of the Company was issued in violation of any agreement, arrangement or commitment to which Parent, the Company or any such Subsidiary is a party or is subject to or in violation of any preemptive or similar rights of any Person.  There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any of the Subsidiaries of the Company or obligating Parent, the Company or any such Subsidiaries to issue or sell any equity interests of, or any other interest in, the Company. None of the Subsidiaries of the Company has outstanding or authorized any stock or equity interest appreciation, phantom stock or equity, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding shares of capital stock or other equity interests of any of the Subsidiaries of the Company.

Section 3.05      No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which any Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Seller or any of the Acquired Companies; (b) conflict with or result in a violation or breach in any material respect of any provision of any Law or Governmental Order applicable to any Seller or any of the Acquired Companies; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any material Permit affecting the Assets or properties, assets or business of any of the Acquired Companies; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Asset or any properties or assets of any of the Acquired Companies. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or any of the Acquired Companies in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act (in the event the HSR Exemption shall not be available) and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06      Financial Statements.  Complete copies of the carve-out consolidated audited financial statements consisting of the balance sheet of the Business as of December 31 in each of the years 2009 and 2008 and the related statements of income and retained earnings, and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the carve-out consolidated balance sheet of the Business as of June 30, 2010 and the related statements of income and retained earnings, equity interestholders’ equity and cash flow for the six month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements present fairly, in all material respects, the carve-out consolidated financial position of the Business, in conformity with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of Sellers and their Affiliates that pertain to the Business in all material respects, and may not necessarily be indicative of the conditions that would have existed or the results of operations of the Business if the Business had been operated through unaffiliated entities of Parent.  Consistent with carve-out financial statements, portions of certain income and expenses represent allocations made from Parent that are directly attributable to the Business.  The carve-out consolidated balance sheet of the Business as of December 31, 2009 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the carve-out consolidated balance sheet of the Business as of June 30, 2010 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.  Parent has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) with respect to Parent and its Affiliates on a consolidated basis; provided, however, that Sellers make no representation, implied or otherwise, as to any system of "internal controls over financial reporting" maintained by or applicable to any or all of the Acquired Companies on a carve-out basis.

Section 3.07      Undisclosed Liabilities.  None of the Acquired Companies has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) of a type that would be required to be reflected in, reserved against or otherwise described on a balance sheet prepared in accordance with GAAP or the notes thereto, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date.

Section 3.08      Absence of Certain Changes, Events and Conditions.  Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice or in connection with the Pre-Closing Restructuring, there has not been, with respect to each of the Acquired Companies or any of the Assets, any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of the Organizational Documents of any of the Acquired Companies;

(c)           split, combination or reclassification of any of the Acquired Companies’ capital stock or other equity interests;

(d)           issuance, sale or other disposition of any of the Acquired Companies’ capital stock or other equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Acquired Companies’ capital stock or other equity interests;

(e)           declaration or payment of any dividends or distributions on or in respect of any of the Acquired Companies’ capital stock or other equity interests or redemption, purchase or acquisition of any of the Acquired Companies’ capital stock or other equity interests;

(f)            material change in any method of accounting or accounting practice of any of the Acquired Companies, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)           material change in any of the Acquired Companies’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)            transfer, assignment, sale or other disposition of any material asset shown or reflected in the Interim Balance Sheet or cancellation of any material debts or entitlements reflected thereon;

(j)            transfer or assignment of any material rights under or with respect to any Intellectual Property;

(k)           material damage, destruction or loss (whether or not covered by insurance) to any of the Acquired Companies’ property material to such Acquired Company’s business;

(l)            any capital investment in, or any loan to, any other Person (other than an Acquired Company);

(m)          acceleration, termination, material modification to or cancellation of any Material Contract;

(n)           any material capital expenditures;

(o)           imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Assets or any of the Acquired Companies’ properties, capital stock or other equity interests or assets, tangible or intangible;

(p)           grant of any material bonuses, whether monetary or otherwise, or any material general wage or salary increases in respect of any of the Acquired Companies’ Employees, directors, officers or consultants, other than as provided for in any written agreements or consistent with past practice, or material change in the terms of employment for any Employee, director, officer or consultant;

(q)           entry into or termination of any employment agreement (other than an at-will offer letter) providing for a base salary or collective bargaining agreement, written or oral, or material modification of the terms of any such existing agreement;

(r)           any loan to, or entry into any other transaction with, any of the Acquired Companies’ directors, officers and Employees;

(s)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)           purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of equipment or supplies in the ordinary course of business consistent with past practice;

(v)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w)           adoption, amendment, modification or termination of any material bonus, profit sharing, incentive or severance plan, Benefit Plan, Contract or commitment for the benefit of any of the Acquired Companies’ consultants, contractors, Employees or directors (in each case to the extent that such adoption, amendment, modification or termination would result in any liability to Buyer or any of the Acquired Companies), and in each case except as expressly set forth in Section 5.11;

(x)           action by any of the Acquired Companies to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09           Material Contracts.

(a)          Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Acquired Companies or which constitutes an Asset (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Contracts concerning Software referenced in Section 3.12(f) that are being transferred pursuant to this Agreement other than a Limited License, “Material Contracts”):

 (i)           each current Contract of each of the Acquired Companies (or which constitutes an Asset) involving payments by or to any Acquired Company (or Canada Holdco, as applicable) in excess of $200,000 over the twelve-month period ended June 30, 2010 and which cannot be cancelled by the applicable Acquired Company (or, with respect to the Contracts constituting an Asset, the Canada Holdco) without penalty or without more than 90 days’ notice; provided that, with respect to any customer Contract satisfying the foregoing conditions, Section 3.09(a) of the Disclosure Schedule shall only be required to identify the relevant customer and the location where such Contract has been made available to Buyer;

 (ii)          all Contracts that require any of the Acquired Companies to purchase their total requirements of any product or service from a third party and that: (A) involved payments by an Acquired Company (or Canada Holdco, as applicable) in excess of $100,000 in the twelve-month period ended June 30, 2010; and (B) cannot be cancelled by the Acquired Company (or, with respect to the Contracts constituting an Asset, Canada Holdco) without penalty or without more than 90 days’ notice;

 (iii)         all Contracts (other than customer Contracts, vendor Contracts, real property leases, personal property leases, reseller agreements, sales agency agreements and software licenses entered into in the ordinary course of business consistent with past practice) that provide for the indemnification by any of the Acquired Companies or, with respect to the Contracts constituting an Asset, Canada Holdco of any Person;

 (iv)         all Contracts executed within the past five (5) years that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

 (v)          all employment agreements (other than at-will offer letters and collective bargaining agreements) and Contracts with independent contractors or consultants (or similar arrangements) to which any of the Acquired Companies or, with respect to the Contracts constituting an Asset, Canada Holdco is a party and (A) under which any such U.S. Employee, independent contractor or consultant received more than $100,000 in total compensation for the fiscal year ending December 31, 2009, or (B) which are not cancelable without material payments in excess of such payments as are mandated by applicable Law upon cancellation or without more than 90 days’ notice irrespective of compensation;

 (vi)         except for Contracts relating to trade payables, all Contracts relating to indebtedness for borrowed money (including guarantees by any Acquired Company or, with respect to the Contracts constituting an Asset, the Canada Holdco related thereto) of any of the Acquired Companies or, with respect to the Contracts constituting an Asset, the Canada Holdco, in each case that will survive the Closing;

 (vii)        all Contracts that limit or purport to limit the ability of any of the Acquired Companies or, with respect to the Contracts constituting an Asset, Canada Holdco to compete in any line of business or with any Person or in any geographic area or during any period of time;

 (viii)       any Contracts to which any of the Acquired Companies or, with respect to the Contracts constituting an Asset, Canada Holdco is a party that provide for any joint venture, partnership or similar arrangement by the Acquired Company or Canada Holdco;

 (ix)         all Contracts between or among any of the Acquired Companies or, with respect to the Contracts constituting an Asset, Canada Holdco, on the one hand, and any Seller or any Affiliate of any Seller (other than another Acquired Company), on the other hand, in each case that will survive the Closing; and

 (x)           other than Contracts with an Acquired Company's customers, sales agents or resellers, all licenses, sublicenses and other agreements pursuant to which any of the Acquired Companies or, with respect to the Contracts constituting an Asset, Canada Holdco grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property.

(b)           Each Material Contract is valid and binding on the applicable Acquired Company or, with respect to the Contracts constituting an Asset, Canada Holdco and, to Sellers’ Knowledge, each other party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers) and is in full force and effect. None of the applicable Acquired Companies or, with respect to the Contracts constituting an Asset, Canada Holdco or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or, to Sellers' Knowledge, has provided or is in receipt of any written notice of any current intention to terminate, any Material Contract. To the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10           Title to Assets; Real Property.

(a)           The Acquired Companies do not own any Real Property.  The Acquired Companies have good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other tangible assets reflected on the Interim Balance Sheet or acquired after the Interim Balance Sheet Date, other than the Assets and other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date or as part of the Pre-Closing Restructuring. Canada Holdco has good and valid title to the Assets.  All such Real Property and tangible personal property and other tangible assets (including leasehold interests) and the Assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

 (i)           those items set forth in Section 3.10(a) of the Disclosure Schedules;

 (ii)           liens for Taxes not yet due and payable (or the subject of an extension) or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the books of account of the relevant Acquired Company;

 (iii)         mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Acquired Companies;

 (iv)         easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which do not, individually or in the aggregate, materially impede the business of the Acquired Companies as currently conducted; or

 (v)          liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice.

(b)          Section 3.10(b) of the Disclosure Schedules lists all leases affecting the Real Property to which any Seller or any Acquired Company is a party.  Sellers have delivered or made available to Buyer true, complete and correct copies of all such leases identified in Section 3.10(b) of the Disclosure Schedules.  The Acquired Companies are not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property, and no other Person occupies any portion of the Real Property other than in connection with the Conferencing Business. The use and operation of the Real Property in the conduct of the Acquired Companies’ current business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. Each lease identified on the Disclosure Schedules is in full force and effect, and are the only documents evidencing the agreement, oral or written, of the landlord and tenant thereunder with respect to the Real Property.  All sums due and owing each landlord under each lease through the Closing has been paid in full.  There are no uncured defaults or any situation which, with the passage of time, would result in a default on some future date by either landlord or tenant under a lease, and there are no disputes between landlord and tenant concerning any lease or the Real Property.  None of the Sellers or any Acquired Company has received written notice from the landlord applicable to the Real Property that there are any Actions pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11           Condition and Sufficiency of Assets.  The furniture, fixtures, machinery, equipment and other items of tangible personal property of the Acquired Companies are in good operating condition and repair (normal wear and tear excepted), and are suitable for the uses to which they are being put currently, and none of such furniture, fixtures, machinery, equipment and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are consistent with past practices as reflected in the Financial Statements. Except: (a) for the matters and items set forth on Section 3.11 of the Disclosure Schedules; (b) to the extent properties and assets are being provided pursuant to the Transition Services Agreements; (c) for the assets, systems and personnel utilized by Parent and its Affiliates to provide the services pursuant to the Transition Services Agreements; and (d) for any items which do not have a value, individually or in the aggregate, in excess of $100,000, immediately following the Closing (and during the term of the Transition Services Agreements), the Acquired Companies shall have the furniture, fixtures, machinery, equipment and other items of tangible personal property and other rights used by the Acquired Companies to conduct the Business as currently conducted; provided, however, that if additional assets or rights are required for the Acquired Companies to operate the Business post-Closing and similar or substitutable services are being provided pursuant to the Transition Services Agreements, or if an alleged breach of the representation contained in the second sentence of this Section 3.11 is due to the performance (or non-performance) of Parent or its Affiliates under the Transition Services Agreements, then, in each case, the sole remedy for such missing assets or rights will be addressed through the Transition Services Agreements, in accordance therewith.

Section 3.12           Intellectual Property.

(a)           “Intellectual Property” means all of the following, however arising, pursuant to the Laws of any jurisdiction throughout the world, that is property owned by the Acquired Companies (“Company Intellectual Property”) and that in which the Acquired Companies hold exclusive or non-exclusive rights or interests granted by license from other Persons, including the Sellers (“Licensed Intellectual Property”):

 (i)           trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of any trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

 (ii)          internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority;

 (iii)         original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications, including all moral rights and author’s rights;

 (iv)         Confidential Information, including any confidential formulas, ideas, designs, devices, technology, know-how, research and development, inventions (whether or not patentable, reduced to practice, or the subject of an application for patent), methods, processes, compositions and trade secrets, whether or not patentable;

 (v)          patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications;

 (vi)         computer programs and systems, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion), all databases and compilations, and all related documentation, including system documentation, user manuals, and training materials, all descriptions, flow-charts and other work product used to design, plan, organize, and develop any of the foregoing, and including any and all forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form) (collectively, “Software”); and

 (vii)        all rights in and to any of the foregoing, including the right to sue, recover damages, costs, and/or attorneys’ fees for past and present infringement or misappropriation of any of the foregoing.

(b)           Section 3.12(b) of the Disclosure Schedules lists all registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing that relate to Company Intellectual Property and that is either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”).  Within ten (10) days of the Closing Date, each Seller will transfer, or have its attorneys transfer, to Buyer or Buyer’s designated intellectual property counsel, all of its files related to all Intellectual Property Registrations.  After the Closing Date, Sellers will no longer have responsibility or liability for any of the Intellectual Property Registrations.

(c)           The Acquired Companies own, exclusively, or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances; provided that Sellers and the Company make no representation or warranty in this Section 3.12(c) regarding the matters addressed in Section 3.12(d).

(d)           To the Sellers’ Knowledge, the Company Intellectual Property and Licensed Intellectual Property as currently owned, licensed or used by the Acquired Companies, and the Acquired Companies’ conduct of their business as currently conducted, do not infringe, violate or misappropriate the currently existing Intellectual Property of any Person.  No Action has been, to Sellers’ Knowledge, instituted or threatened in writing that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(e)           Sellers have provided Buyer with true and complete copies of all licenses, sublicenses and other agreements pursuant to which any of the Acquired Companies grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property, in all cases other than Contracts with any Acquired Company’s customers or resellers.  All such agreements are valid, binding and enforceable on the applicable Acquired Company and, to Sellers’ Knowledge, the other parties thereto, and the applicable Acquired Company and, to Sellers’ Knowledge, such other parties are in material compliance with the terms and conditions of such agreements.  To Sellers’ Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any currently existing Company Intellectual Property.

(f)           Section 3.12(f) of the Disclosure Schedules contains a complete and accurate list of all Software that is material to the performance of or providing of any services to the Acquired Companies’ customers and that is either owned by any of the Acquired Companies or in which any of the Acquired Companies have rights.  To Sellers’ Knowledge, all agreements pursuant to which the Acquired Companies have the right to use the portion, if any, of such Software which is being transferred pursuant to this Agreement are valid, binding and enforceable between the applicable Acquired Company and the other parties thereto, and the applicable Acquired Company and such other parties are in full compliance with the terms and conditions of such agreements.

(g)           To Sellers’ Knowledge, the patents and patent applications within the Company Intellectual Property relate solely to inventions (i) created by, solely or jointly with others, (A) employees of the Acquired Companies within the scope of their employment who have executed an  assignment of such patents to Acquired Companies, or (B) independent contractors who have assigned their rights to the Acquired Companies pursuant to written agreements, or (ii) acquired pursuant to a written assignment from the original inventor(s) or subsequent assignees.  To Sellers’ Knowledge, the inventions covered by such patents and patent applications were not copies of, and were not derived from, any invention for which the Acquired Companies do not own the patent, and, to Sellers’ Knowledge, no other Person has any claim to inventorship or ownership of any part thereof.

(h)           To Seller’s Knowledge, and subject to historical system performance as specified in Section 3.12(h) of the Disclosures Schedule, all Software within the Company Intellectual Property that is used by any of the Acquired Companies or their customers is free from any material defect or programming or documentation error, including major bugs, logic errors or failures of such Software to currently operate in all material respects as described in the related documentation, and substantially conforms to the specifications of such Software.   To the Sellers’ Knowledge, and subject to historical system performance as specified in Section 3.12(h) of the Disclosures Schedule, Software licensed from any third party and used by any of the Acquired Companies or their customers is free from any material defect or programming or documentation error, including major bugs, logic errors or failures of such Software to operate in all material respects as described in the related documentation, and substantially conforms to the specifications of such Software.  To the Sellers' Knowledge, Software (as used by the Acquired Companies) does not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other Software routines or hardware components intentionally designed to permit unauthorized access, to disrupt, disable or erase Software, hardware or data, or to perform any other similar type of unauthorized activities.

(i)            Unless set forth in Section 3.12(i) of the Disclosure Schedules, no Company Software or Company Intellectual Property is, in whole or in part, subject to the provision of any open source or other similar type of license agreement or distribution model that (i) requires the distribution or making available of the source code for Company Software to the general public, (ii) prohibits or limits the Acquired Companies from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Software, (iii) except as specifically permitted by law, grants any right to any third party (other than Acquired Companies) or otherwise allows any such third party to decompile, disassemble or otherwise reverse-engineer any Company Software, or (iv) requires the licensing of any Company Software to the general public for the purpose of permitting others to make derivative works of Company Software (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification, but not limitation, the term “Limited License” includes (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL).

Section 3.13           Inventory.  None of the Acquired Companies owns any inventory.

Section 3.14           Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Acquired Companies or Canada Holdco, as applicable, involving the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute valid claims of the Acquired Companies or Canada Holdco, as applicable, not, to Sellers’ Knowledge, subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Acquired Companies or Canada Holdco, as applicable, have been determined in accordance with GAAP, consistently applied, subject to normal period-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15           Customers and Suppliers.

(a)           Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Acquired Companies or, solely with respect to the Business, Canada Holdco, for goods or services rendered in an amount greater than or equal to $200,000 for the twelve-month period ended June 30, 2010 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  None of the Acquired Companies or, solely with respect to the Business, Canada Holdco has received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its services or to otherwise terminate or materially reduce its relationship with the Acquired Companies or Canada Holdco, as applicable.

(b)           Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Acquired Companies or, solely with respect to the Business, Canada Holdco have paid consideration for goods or services rendered in an amount greater than or equal to $200,000 for the twelve-month period ended June 30, 2010 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  None of the Acquired Companies has received any written notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Acquired Companies or to otherwise terminate or materially reduce its relationship with the Acquired Companies.

Section 3.16           Insurance.   Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by any Acquired Company that will remain in place post-Closing (the “Insurance Policies”).  No insurance policy covering any U.S. Acquired Company or its assets, business, operations, Employees or directors will remain in place post-Closing.  No Acquired Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Acquired Companies. To the Sellers’ Knowledge, all such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Acquired Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Acquired Company is in material default under any such Insurance Policy insuring such Acquired Company.

Section 3.17           Legal Proceedings; Governmental Orders.

(a)           There are no Actions pending or, to Sellers’ Knowledge, threatened (i) against or by any of the Acquired Companies affecting any of their respective properties or assets, by or against Parent or any Affiliate thereof and relating to any of the Acquired Companies or by or against Canada Holdco and affecting the Assets, in any case, as would result in a Material Adverse Effect; (ii) against or by any of the Acquired Companies, Parent or any Affiliate of Parent that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; or (iii) against any current or, to Sellers’ Knowledge, former director or employee of any of the Acquired Companies with respect to which any of the Acquired Companies has, or is reasonably likely to have, an indemnification obligation.

(b)           There are no outstanding Governmental Orders against any of the Acquired Companies and there are no unsatisfied judgments, penalties or awards against or affecting any of Assets or any of the Acquired Companies or their properties or assets. The Acquired Companies and, with respect to the Assets, Canada Holdco are in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules, if any. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18           Compliance With Laws; Permits.

(a)           Each of the Acquired Companies has complied over the past two (2) years, and is now complying, in each case in all material respects, with all Laws applicable to it or its business as currently conducted, properties or assets.

(b)           All material Permits required for each of the Acquired Companies for its business as currently conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits due as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to each of the Acquired Companies that is material to any Acquired Company’s business as currently conducted, including the name of the Acquired Company to whom such Permits were issued, the names of the Permits and their respective dates of issuance and expiration. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19           Environmental Matters.

(a)           Each of the Acquired Companies is currently and, over the past eight (8) years has been, in material compliance with all Environmental Laws and has not, and the Parent has not (with respect to the Acquired Companies), received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.  None of the Acquired Companies holds any Environmental Permits.  There are no active or abandoned aboveground or underground storage tanks owned or operated by any of the Acquired Companies, and none of the Acquired Companies has abandoned or removed any aboveground or underground storage tanks.  None of the Acquired Companies owns or controls any Environmental Attributes.

(b)           To the Sellers’ Knowledge, no condition, event or circumstance concerning the Release or regulation of Hazardous Materials exists that is reasonably expected to, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Acquired Companies as currently carried out.

(c)           Each of the Acquired Companies is currently in material compliance with all environmental provisions of the Real Property leases set forth on Section 3.10(b) of the Disclosure Schedules and, to Sellers’ Knowledge, none of the Acquired Companies or Sellers has received from any Person any: (i) Environmental Notice or Environmental Claim arising under such lease; or (ii) written request for information which may lead to an Environmental Notice or Environmental Claim under any current or former lease, which, in each case, relates to the Business and either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(d)           None of Sellers or any of the Acquired Companies has, over the past eight (8) years, retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(e)           Parent has provided or otherwise made available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Acquired Companies or any currently or formerly owned, operated or leased real property which were conducted for the Parent or any of the Acquired Companies or which are in the possession or control of the Parent or the Acquired Companies related to any real property currently or formerly owned, operated or leased by any of the Acquired Companies or related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

Section 3.20           Employee Benefit Matters.

(a)           Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) material retirement, welfare, bonus, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other employee benefit agreement, plan, policy, program and other arrangement (and any amendments thereto), whether or not reduced to writing, funded or unfunded, which covers any current or former Employees or contractors of any of the Acquired Companies and their beneficiaries and dependents, or under which any of the Acquired Companies has or may have any liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, Parent has made available to Buyer, upon request, accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of material plan terms; (iii) where applicable, copies of any current trust agreements, custodial agreements and funding arrangements; (iv) copies of any summary plan descriptions or summaries of material modifications or employee handbooks; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the Internal Revenue Service; and (vi) in the case of any Benefit Plan for which Forms 5500 are required to be filed, a copy of the most recently filed Forms 5500, with schedules attached.

(c)           Each Benefit Plan complies in form and has been administered in compliance with its terms and all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder), in each case in all material respects.

(d)           Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a determination letter from the Internal Revenue Service that the Qualified Benefit Plan, in its current form, satisfies the qualification requirements of Sections 401(a) of the Code (or is based on a pre-approved prototype plan document and may rely on the opinion letter issued to the prototype plan sponsor which covers the current form of the Qualified Benefit Plan), and no event, condition or set of circumstances has occurred in connection with the Qualified Benefit Plan that would reasonably be expected to adversely affect the qualified status of such Qualified Benefit Plan.  Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any of the Acquired Companies to any material excise tax or penalty under Sections 502 or 601 through 608 of ERISA or to any material excise tax or penalty under the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws. No Acquired Company nor any ERISA Affiliate of any Acquired Company has ever sponsored, contributed to or had any liability with respect to (i) any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA which is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA, (ii) any multiemployer plan as defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA, (iii) any multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064, or 4066 of ERISA, or (iv) any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.  None of the assets of any Acquired Company or the Assets are subject to any lien under Section 302(f) of ERISA or Section 430(k) of the Code.

(e)           Other than as required under Section 601 et.  seq. of ERISA or Section 4980B of the Code (commonly referred to as “COBRA”) or any other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(f)           There is no pending or, to Sellers’ Knowledge, threatened action relating to a Benefit Plan, and no Benefit Plan is currently the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(g)           Each Benefit Plan complies in form with, and has been operated in compliance in all material respects with, the applicable provisions of Section 409A of the Code, and no Benefit Plan nor any participant thereunder is subject to additional taxes, interest or penalties as a result of noncompliance with Section 409A of the Code.

(h)           No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA, has occurred with respect any Benefit Plan or has or might result or reasonably to be expected result in any material liability to any of the Acquired Companies.

(i)           There are no actions, liens, suits or claims pending or, to Sellers’ Knowledge, threatened (other than routine claims for benefits in the ordinary course) with respect to any Benefit Plan or against the assets of any Benefit Plan which could reasonably be expected to subject any of the Acquired Companies to any material Liability.

Section 3.21           Employment Matters.

(a)           Section 3.21(a) of the Disclosure Schedules contains a list for each Acquired Company of all persons who are Employees or contractors of such Acquired Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) current annual base salary.  In addition, for all persons who are Employees or contractors of an Acquired Company as of the date hereof who received in excess of $100,000 for the fiscal year ended December 31, 2009, Section 3.21(a) of the Disclosure Schedules sets forth for each such individual the following: (i) bonus structure or range; and (ii) any special benefits not otherwise offered to all Employees.   As of the date hereof, unless shown as a liability on the Interim Balance Sheet, as to all such persons listed on Schedule 3.21(a): (i) all compensation, including commissions or bonuses, presently due and payable to Employees, consultants or contractors has been paid in full, and (ii) all withholding obligations under applicable law have been met.  There are no outstanding agreements or commitments of the Acquired Companies with respect to any commissions, bonuses or increases in compensation.

(b)           Section 3.21(b) of the Disclosure Schedules sets forth all collective bargaining or other Contracts with a labor organization representing any of its Employees to which any of the Acquired Companies is a party to, or bound by, and all labor organizations representing, purporting to represent or, to Sellers’ Knowledge, attempting to organize or represent any Employee or group of Employees of the Acquired Companies.  There has not, within the last five (5) years been, nor, to the Sellers’ Knowledge is there presently any, threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Acquired Companies or any of their Employees.  Except as to employees covered by contracts listed in Section 3.21(b) of the Disclosure Schedules, there is not presently, and has not been for a period of three (3) years prior to the Closing Date, any union organizing activity at any of Sellers’ or the Acquired Companies’ U.S. locations

(c)           Each of the Acquired Companies is and, over the past three (3) years, has been in compliance in all material respects with the terms of the Contracts listed on Section 3.21(b) of the Disclosure Schedules, if any, and in all material respects with all applicable Laws pertaining to employment and employment practices, including by way of example only, all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  All individuals characterized and treated by the Acquired Companies as consultants or contractors are properly treated as independent contractors under all applicable Laws.

(d)           There are no Actions against any of the Acquired Companies pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority, arbitrator or any in any court of law in connection with the employment of any current or former Employee, consultant or independent contractor of the Acquired Companies, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, misclassification of employees as salaried employees or independent contractors, or any other employment related matter arising under applicable Laws.

(e)           To Sellers' Knowledge, no Seller or Acquired Company has received notice that any former Employee is presently violating, in any material respect, any post-employment restrictive covenants for the benefit of any Acquired Company.

Section 3.22           Taxes.

(a)           All Tax Returns required to be filed on or before the date hereof by or with respect to each Acquired Company, and all Tax Returns required to be filed with respect to the Business or any Asset have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes of the Acquired Companies or relating to the Business or any Asset (whether or not shown on any Tax Return) have been timely paid to the extent due and payable, or, in the case of Taxes not yet due or payable, fully accrued on the books and records of the applicable entity. There are no encumbrances relating to Taxes on any assets of any Acquired Company or any Asset other than in respect of property taxes not yet delinquent.

(b)           Each Acquired Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under state, local or foreign Law).

(c)           No claim has been made by any taxing authority in any jurisdiction in which Tax Returns have not been filed that any Acquired Company, the Business or any Asset is or may be subject to taxation by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Acquired Companies.  There is no outstanding power of attorney with respect to any Tax matter of any Acquired Company, the Business or any Asset.

(e)           To Sellers’ Knowledge, there are no Taxes of any Acquired Company, or related to the Business or any Asset, that are currently under examination or audit or are the subject of a pending or, to Sellers’ Knowledge, threatened examination or audit, by the IRS or by other taxing authorities.  No material Tax issues involving any Acquired Company, the Business or any Asset have been raised in writing by the IRS or any other Taxing authority, and no waivers of statutes of limitations have been given with respect to any Taxes imposed on or with respect to any Acquired Company, the Business or any Asset.

(f)           Sellers have delivered to Buyer copies of all federal and foreign income Tax Returns for the Acquired Companies and examination reports, and statements of deficiencies assessed against, or agreed to by, any of the Tax Consolidated Companies for all Tax periods ending after 2006.

(g)           None of the Acquired Companies is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement, and none of the Acquired Companies has been included in any “consolidated,” “affiliated,” “unitary,” “combined” or similar Tax group since January 1, 2005 other than a group of which such entity is currently a member.

(h)           None of the Acquired Companies is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(i)           To Sellers’ Knowledge, no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Acquired Companies.

(j)           None of the Acquired Companies has agreed to or is required to make any adjustment under Section 481 of the Code that could affect such Acquired Company with respect to any taxable period beginning on or after the Closing Date.

(k)           None of the Tax Consolidated Companies is, nor has any Tax Consolidated Company been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(l)            None of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m)           None of the Assets or the assets of the Acquired Companies is property (i) which any Parent or Acquired Company or any of their respective affiliates is required to treat as owned by another Person pursuant to the provisions of Section 168(g) of the Internal Revenue Code of 1954 (as in effect immediately prior to the Tax Reform Act of 1986), (ii) is “Tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(n)           UK Sub is not a foreign personal holding company within the meaning of Section 552 of the Code.  UK Sub is not a foreign investment company within the meaning of Section 1246(b) of the Code.  UK Sub is not a passive foreign investment company within the meaning of Section 1297 of the Code.  UK Sub does not own the stock or securities of any other entity.  UK Sub is not subject to any gain recognition agreements under Section 367 of the Code.  UK Sub does not have an “overall foreign loss” within the meaning of Section 904(f) of the Code.  UK Sub has complied with all record keeping and reporting obligations under Section 6038A of the Code with respect to its ownership of any transaction with its foreign affiliates, and maintained appropriate documentation for all transfer pricing arrangements for purposes of Section 482 of the Code.

Section 3.23           Books and Records. The minute books and stock record books of the Acquired Companies, all of which have been made available to Buyer, are complete and correct in all material respects for the periods of Parent’s or UK Holdco’s, as applicable, direct or indirect ownership of such Acquired Company. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

Section 3.24           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller.

Section 3.25           HSR Exemption.  In connection with the determination of the availability of the HSR Exemption:

(a)           The Company, together with its Subsidiaries listed in Section 3.04 of the Disclosure Schedule and UK Sub, collectively constitute all of the entities included within the HSR Target Group; and, collectively with the Assets, constitute the entire HSR Target Group.  The “Business” (as defined in the HSR Exemption Letter) is that of the HSR Target Group.  No member of the HSR Target Group owns any equity interests in any Person not also included in the HSR Target Group.

(b)           The description in the HSR Exemption Letter, as it pertains to the HSR Target Group and to the “Business” (as defined in the HSR Exemption Letter), is true and complete in all material respects (except that the Assets are being acquired from a Seller that is not otherwise part of the HSR Target Group).  The Assets otherwise qualify as “Applicable Foreign Assets” (as defined in the HSR Exemption Letter).

(c)           As reasonably estimated by Sellers in accordance with the HSR Exemption Letter, the “Applicable Foreign Assets” (as defined in the HSR Exemption Letter) generated sales of not more than $63.4 million in or into the United States (as calculated for purposes of HSR Rule 802.50(a)) for calendar year 2009, which calendar year corresponds to the most recent full fiscal year of the HSR Target Group prior to the date of this Agreement; provided, however, that for purposes of making the representation set forth in this Section 3.25(c), Sellers are (and Buyer acknowledges that Sellers are) solely relying on the determinations made by the Federal Trade Commission in its response to the HSR Exemption Letter.

ARTICLE IV
Representations and warranties of buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01           Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each of Sellers and the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.

Section 4.02           No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act (in the event the HSR Exemption shall not be available), and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the business, results of operations or financial condition of Buyer (taken as a whole) or the ability of Buyer to consummate the transactions contemplated hereby.

Section 4.03           Investment Purpose. Buyer is acquiring the Securities solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Securities are not registered under the Securities Act of 1933, as amended, and that the Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable.  The Buyer is entering into this Agreement and the other Transaction Documents to which it is a party with a full understanding of all the terms, conditions and risks hereof and thereof (economic and otherwise), and it is capable of and willing to assume (financially and otherwise) those risks; and the Buyer is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and the other Transaction Documents.  Buyer acknowledges and agrees that, as described in Section 3.06, the Financial Statements do not accurately represent a stand-alone, operating business or what the Business would look like as an entity or group of entities not affiliated with Parent.

Section 4.04           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05           Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06           HSR Exemption. In connection with the determination of the availability of the HSR Exemption:

(a)           The description in the HSR Exemption Letter, as it pertains to Buyer, is true and complete in all material respects.

(b)           The aggregate fair market value (as determined by Buyer and its Representatives, which was done in accordance with HSR Rule 801.10(c)(3)) of the “Applicable Domestic Assets” (as defined in the HSR Exemption Letter), exclusive of cash and any other assets otherwise exempted for purposes of HSR Rule 802.4, does not exceed $63.4 million as of the date of this Agreement.

ARTICLE V
Covenants

Section 5.01           Confidentiality. From and for a period of five (5) years after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use commercially reasonable efforts to cause their respective Representatives and their Affiliates’ respective Representatives to hold, in confidence any and all Confidential Information, whether written or oral, concerning the Acquired Companies or the Assets, except: (a) to the extent that disclosure is necessary to manage Parent’s or its Affiliates’ relationships with its commercial partners, including its vendors (including benefit providers and insurers), customers, analysts, creditors and potential creditors and landlords; (b) to the extent that Sellers can show that such information (i) is generally available to and known by the public through no fault of any of Sellers, any of their Affiliates or their respective Representatives (other than as a disclosure required by Law); or (ii) is lawfully acquired by any of Sellers, any of their Affiliates or their respective Representatives from and after the Closing. If any of Sellers or any of their Affiliates or their respective Representatives receive a subpoena or other request having force of law requesting any Confidential Information, (other than pursuant to Sellers’ or their Affiliates’ good faith judgment that disclosure is required by any applicable rule or regulation of the Securities Exchange Commission or applicable securities exchange), Sellers shall promptly notify Buyer in writing and cooperate with Buyer, at Buyer’s expense, in seeking a protective order or other limits on the requested disclosure of Confidential Information.  Sellers shall disclose only that portion of such information which Sellers are advised by their counsel is legally required to be disclosed.  “Confidential Information” shall mean any and all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging or pertaining to the Acquired Companies or relating to the Business or the Assets that would be useful to competitors of the Acquired Companies or the Business or otherwise damaging to the Acquired Companies or the Business if disclosed, including, but not limited to, budgets, capital spending plans, business plans, the names and compensation of personnel, customer information, marketing plans or market expansion proposals.

Section 5.02           Non-competition; Non-solicitation

(a)           Seller Restrictive Covenants.

 (i)           For a period of five years commencing on the Closing Date (the “Restricted Period”), each of Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly engage in the Restricted Business in the Territory.

 (ii)           During the Restricted Period, each of Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, take any action to solicit any employee or independent contractor of the Acquired Companies to terminate or lessen such employment or contract with the Acquired Companies, except pursuant to a general advertisement which is not directed specifically to any such employees; provided that, for purposes of clarification, the restriction contained in this Section 5.02(a)(ii) shall not: (A) apply to the extent set forth in Section 5.02 of the Disclosure Schedules; or (B) prohibit any Seller or its Affiliates from hiring any employee or independent contractor who initiates contact with such Seller or its Affiliates following the termination of such employee’s employment with, or independent contractor’s relationship as a service provider with, the Acquired Companies.

 (iii)           During the Restricted Period, each of Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, take any action to solicit, contact or call upon, or attempt to solicit, contact or call upon any clients or customers or actively sought prospective clients or customers of the Acquired Companies or, solely with respect to the Assets, Buyer who were clients or customers or actively sought prospective clients or customers within five years prior to the Closing Date, for purposes of selling products or services competitive with the Restricted Business.

 (iv)           If any Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 5.02(a), Buyer and the Acquired Companies shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer or the Acquired Companies under law or in equity:

(A)
the right and remedy to enjoin violations of the provisions of this Section 5.02(a), without the necessity of posting a bond or surety, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of Buyer and the Acquired Companies and that money damages may not provide an adequate remedy to Buyer or the Acquired Companies; and

(B)
the right and remedy to recover from Sellers all monetary damages suffered by Buyer, the Acquired Companies or their respective or its Affiliates, as the case may be, as the result of any acts or omissions constituting a breach of this Section 5.02(a); and

(C)	in the event that Buyer is the prevailing party in any litigation under this Section 5.02(a), the right and remedy to recover from Sellers all costs and attorney’s fees incurred in such action.

(v)           Each of Sellers acknowledges that the restrictions contained in this Section 5.02(a) are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02(a) should ever be adjudicated to exceed the time, geographic, scope of activity, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02(a) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(b)           Buyer Restrictive Covenants.

 (i)           For the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly engage in the Conferencing Restricted Business in the Conferencing Territory.

 (ii)          During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, take any action to solicit any employee or independent contractor of any Seller to terminate or lessen such employment or contract with any Seller, except pursuant to a general advertisement which is not directed specifically to any such employees; provided that, for purposes of clarification, the restriction contained in this Section 5.02(b)(ii) shall not prohibit Buyer or its Affiliates from hiring any employee or independent contractor who initiates contact with Buyer or its Affiliates following the termination of such employee’s employment with, or independent contractor’s relationship as a service provider with, any Seller.

 (iii)         During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, take any action to solicit, contact or call upon, or attempt to solicit, contact or call upon any clients or customers or actively sought prospective clients or customers of any Seller who were clients or customers or actively sought prospective clients or customers within five years prior to the Closing Date, for purposes of selling products or services competitive with the Conferencing Restricted Business of Sellers.

 (iv)         If Buyer breaches, or threatens to commit a breach of, any of the provisions of this Section 5.02(b), each of Sellers shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to such Seller under law or in equity:

(A)
the right and remedy to enjoin violations of the provisions of this Section 5.02(b), without the necessity of posting a bond or surety, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to such Seller and that money damages may not provide an adequate remedy to such Seller; and

(B)	the right and remedy to recover from Buyer all monetary damages suffered by such Seller or its Affiliates as the result of any acts or omissions constituting a breach of this Section 5.02(b);

(C)	in the event that such Seller is the prevailing party in any litigation under this Section 5.02(b), the right and remedy to recover from Buyer all costs and attorney’s fees incurred in such action.

 (v)           Buyer acknowledges that the restrictions contained in this Section 5.02(b) are reasonable and necessary to protect the legitimate interests of Sellers and constitute a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02(b) should ever be adjudicated to exceed the time, geographic, scope of activity, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02(b) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(c)           Tolling.  In the event the enforceability of any of the terms of Section 5.02 shall be challenged in court and the party that is allegedly subject to the covenants is not enjoined from breaching any of the covenants, then if a court of competent jurisdiction finds that the challenged covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of Section 5.02 until the dispute is finally resolved and all periods of appeal have expired.

Section 5.03           Consents.  If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which any of the Acquired Companies is a party or which constitutes an Asset has not been obtained, Sellers shall, subsequent to the Closing, use all commercially reasonable efforts to cooperate with Buyer and the applicable Acquired Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

Section 5.04           Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

 (i)           retain the books and records (including personnel files) of the Acquired Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Acquired Companies; and

 (ii)          upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer or any of the Acquired Companies after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Sellers shall:

 (i)           retain the books and records (including personnel files) of Sellers which are not provided to Buyer and which relate to the Assets or the Acquired Companies and their operations for periods prior to the Closing; and

 (ii)          upon reasonable notice, afford the Representatives of Buyer or the Acquired Companies reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)           Neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.04 where such access would violate any Law or other obligation of confidentiality.

Section 5.05           Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), the parties shall cooperate as to the timing and contents of any public announcements in respect of this Agreement or the transactions contemplated hereby and other communications with any news media.

Section 5.06           License Grant.  The Company hereby grants, and each of Buyer and the Company shall cause the other Acquired Companies to grant, in each case as of the date hereof, to Sellers and their Affiliates a non-exclusive, perpetual, royalty-free, fully-paid, worldwide, non-transferable, non-assignable, non-licensable, non-sub-licensable (other than: (a) licenses to end users of Sellers’ services as part of an end user agreement which licenses do not permit re-license, sub-license or assignment of such licenses; and (b) licenses to Sellers’ and their Affiliates’ resellers but only in connection with the reselling of Sellers’ services pursuant to licenses to end users of Sellers’ services as part of an end user agreement which licenses do not permit re-license, sub-license or assignment of such licenses) license to all patents and patent applications owned by such Acquired Company as of the date hereof, and all patents subsequently issued in respect of such patent applications, in all cases other than for use in the Restricted Business. The license(s) granted pursuant to this Section 5.06 shall survive any subsequent transfer of any such patent or patent application following the Closing, but shall be subject to the provisions of Section 5.02.

Section 5.07           Seller Corporate Guaranties.

(a)           From and after the Closing, Buyer shall, and shall cause each of the Acquired Companies to, use commercially reasonable efforts to cause the release of Sellers or any of their Affiliates (other than an Acquired Company) from each and every guaranty (whether provided as a guaranty or letter of credit) of the performance of any Acquired Company under any contract to which an Acquired Company is a party, including those set forth on Section 5.07 of the Disclosure Schedules (each, a “Corporate Guaranty”).  The parties acknowledge that commercially reasonable efforts shall include, for any Corporate Guaranty which is a letter of credit, substituting Buyer for any Seller as the provider of a substitute letter of credit to replace such Seller as the provider of such Corporate Guaranty.  In furtherance of the foregoing, within thirty (30) days following the Closing, the Buyer shall, or shall cause the Company to, cause Parent to be named as a named additional insured on all insurance policies that Buyer or the Company are required to maintain in connection with the Company’s facility located at 100 Tormee Drive, Tinton Falls, New Jersey, for so long as Parent is a guarantor of the Company’s obligations under the lease for such facility.

(b)           The Acquired Companies shall, and Buyer and the Company shall cause each Acquired Company to, perform all obligations under any contract for which any Seller or any of its Affiliates may then be liable pursuant to a Corporate Guaranty (each, a “Guarantied Contract”).  Following the Closing, the Acquired Companies shall not, and Buyer shall cause the Acquired Companies not to, extend the term, increase the obligations under or otherwise modify any Guarantied Contract without the prior written consent of the applicable Seller, which may be withheld in its sole discretion.

Section 5.08           Further Assurances; Mansell Earn-Out.

(a)           Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.  In furtherance of the foregoing, it is the parties’ intent that all of the assets constituting the Business contained in the Acquired Companies as of the Closing and the Assets (but none of the assets constituting the Conferencing Business that are not used primarily as part of the Business) be transferred to Buyer pursuant to the transactions contemplated hereby.  As such, each of the parties hereto shall, and shall cause their respective Affiliates to, take all commercially reasonable best efforts and execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to ensure that any asset constituting part of the Conferencing Business (and which asset is not used primarily as part of the Business) which is inadvertently transferred to Buyer pursuant to this Agreement be transferred promptly back to the applicable Seller for no further consideration.  After the Closing, Buyer agrees to complete the transfer to the applicable Seller of any cash that was in transit to such Seller on or before the Closing Date.

(b)           The Company hereby assigns to Parent, for no additional consideration, all of the Company’s rights to the “Supplemental Purchase Price Payment” (as such term is defined in that certain Stock Purchase Agreement, dated as of November 5, 2009, between the Company and Mansell Group, Inc. (the “Mansell SPA”)).  In furtherance of the foregoing, the Company hereby assigns to Parent all of its rights under Section 1.4 of the Mansell SPA in order to collect any Supplemental Purchase Price Payment.  To the extent requested by Parent, and at Parent’s expense, Buyer shall forward all communications with Mansell Group, Inc. related to the Supplemental Purchase Price Payment to Parent, including the Supplemental Purchase Price Statement (as defined in the Mansell SPA), and shall communicate with Mansell Group, Inc. on Parent’s behalf and as directed by Parent.  Should the final determination of the Supplemental Purchase Price require arbitration or other legal proceeding under the Mansell SPA, the Company shall, at Parent’s expense, act as Parent’s nominee in asserting all claims related to the receipt of the Supplemental Purchase Price Payment.  Upon the Company’s or any of its Affiliate’s receipt of the Supplemental Purchase Price Payment, such Person promptly shall forward the same to Parent. Except as expressly set forth in this Section 5.08(b), the Company is not assigning or otherwise transferring any other rights, obligations or Liabilities under or related to the Mansell SPA.

Section 5.09           [Intentionally Omitted].

Section 5.10      Post-Closing Cooperation. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Actions which may or may come to exist against a requesting party by any third party.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Action and making employees available on a mutually convenient basis.

Section 5.11      Employee Matters.

(a)      Bonuses / Commissions.  On the next regularly scheduled payroll date after the final determination of the bonuses and commissions to which any Employee or independent contractor of any of the Acquired Companies is eligible, Buyer and the Company shall cause each Acquired Company to pay all such bonuses and commissions to the proper recipients thereof, in each case to the extent such bonuses and commissions are accrued on the Working Capital Statement.

(b)      Benefits.  Buyer shall: (i) recognize the service of the Acquired Companies’ Employees with Sellers or the applicable Acquired Company as of the Closing Date for purposes of determining eligibility and vesting (but not benefit accruals) under Buyer’s 401(k) and profit sharing plans to the same extent credited by the Acquired Companies (except to the extent that such prior service credit would result in a duplication of benefits for the same period of service); (ii) waive with respect to such Employees and covered dependents all waiting periods and pre-existing condition exclusions for purposes of determining eligibility and coverage under Buyer’s medical, dental, prescription drug and vision benefit plans to the same extent waived under the applicable Benefit Plan; (iii) cause any eligible expenses (other than contributions to spending accounts) incurred by any such Employee and his or her covered dependents under Sellers’ group health plans (during the calendar year in which the Closing Date occurs) to be taken into account under the analogous group health plans of Buyer in which such Employee and his or her covered dependents may participate (on or after the Closing Date) for purposes of satisfying any deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents under the analogous group health plans of Buyer for the remainder of such calendar year, provided (A) the Employee and his or her dependents satisfy the terms and conditions to receive such credit under the analogous group health plans of Buyer, and Sellers certify (or cause their health plan providers to certify) that such Employee had continuous creditable coverage for the twelve (12) months prior to the Closing Date, (B) Buyer is able to reasonably verify that such eligible expenses were incurred and paid, and (C) taking such eligible expenses into account does not result in a duplication of benefits; and (iv) provide severance benefits to any U.S.-based Employee, for a period not less than one year following the Closing, that are comparable to the severance benefits available to such Employee immediately prior to the Closing under the severance pay policy of Parent.  Buyer also will take all actions reasonably necessary to cause each Buyer’s 401(k) or profit sharing plan to accept direct rollovers of such Employees’ account balances under Parent’s 401(k) plan, provided that such distribution constitutes an “eligible rollover distribution”.

Section 5.12      Change of Name. Within ten (10) Business Days following the Closing, the Company shall (and shall cause the Acquired Companies to) file any necessary documents with all appropriate Governmental Authorities (both where such Acquired Company is formed as well as where such Acquired Company is authorized to do business) to change any Acquired Company’s name (or d/b/a, if applicable) that includes “Premiere,” “PGI” or “PTEK” or any similar name to a name dissimilar to “Premiere,” “PGI” or “PTEK”.  Section 5.12 of the Disclosure Schedules sets forth a list of all registered d/b/a names for each of the Acquired Companies and the relevant jurisdictions in which such d/b/a names are registered.

Section 5.13      Receivables. From and after the Closing, if any Seller or any of their Affiliates receives or collects any funds relating to any Asset, such Seller or its Affiliate shall remit such funds to Buyer within fifteen (15) days after its receipt thereof.

Section 5.14      Retained Matter.  Notwithstanding anything in Article VIII to the contrary, Sellers shall control the contest or resolution of the Retained Matter.  In furtherance of the foregoing, the parties acknowledge that Sellers and their Representatives may require extensive access to the employees, books and records of the Acquired Companies to properly defend the Acquired Companies in connection with the Retained Matter.  The parties agree that, to the extent required by Sellers, Buyer shall (and shall cause the Acquired Companies to) provide Sellers and their Representatives, promptly upon request, reasonable access to the books and records, including call detail records, of the Acquired Companies related to the Retained Matter or other information reasonably necessary to the defense thereof, at Sellers’ sole expense.  To the extent requested by Sellers and at Sellers’ sole expense, Buyer shall appoint an individual who shall devote such time as is necessary to provide Sellers and their Representatives all such information reasonably requested by them.  Sellers’ obligation to indemnify Buyer and the Acquired Companies from any Losses arising out of or related to the Retained Matter shall be contingent upon Buyer’s compliance in all material respects with this Section 5.14.

Section 5.15      Release and Assumption of Certain Liabilities.  Promptly following the Closing (but in any event within twenty (20) Business Days thereafter), Sellers shall, or shall cause their Affiliates, as applicable, to, (a) irrevocably and unconditionally release all Acquired Companies from (i) all Liabilities related to any assets of the Conferencing Business transferred from an Acquired Company to Parent or any Affiliate of Parent that is not an Acquired Company as part of the Pre-Closing Restructuring (to the extent that such Liabilities are not deducted from Working Capital under Section 2.03), and (ii) any indemnification obligations arising in connection with such transfers, and (b) assume all Liabilities described in clause (a)(i) of this Section 5.15.

ARTICLE VI
Tax Matters

Section 6.01      Tax Covenants.

(a)      Without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, Sellers shall not, to the extent it may affect, or relate to, any of the Acquired Companies, the Business or the Assets, make, change or rescind any Tax election or amend any Tax Return (unless otherwise required by Law).

(b)      All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)      With respect to any Tax Return of any Acquired Company or related to the Business or the Assets for a Pre-Closing Tax Period (other than a Tax Return of any Acquired Company for a Pre-Closing Tax Period that is part of a Straddle Period): (i) Parent shall prepare and timely file, or cause to be prepared and timely filed, such Tax Return in accordance with the past practice of the Acquired Company or Canada Holdco, as applicable, (unless otherwise required by Law) and pay all applicable Taxes; (ii) with respect to any such Tax Return that is a separate company Tax Return that is required to be filed after the Closing Date, Parent shall let Buyer review and comment on such Tax Return within a reasonable time prior to the due date (taking extensions into account) for the filing of such Tax Return, and shall promptly after filing such Tax Return provide, or cause to be provided, to Buyer a copy of such Tax Return; (iii) with respect to any such Tax Return that is a separate company return, no position shall be taken on such Tax Return (unless otherwise required by Law) that would result in a material adverse effect to any Acquired Company or Buyer, as applicable, for a Tax period beginning after the Closing Date, without the prior written consent of Buyer, with such consent not to be unreasonably withheld, conditioned, or delayed; and (iv) with respect to any such Tax Return of any Acquired Company that is not a separate company return, such Acquired Company shall furnish Tax information to Parent or UK Holdco, as applicable, for inclusion in the consolidated income Tax Return of Parent or UK Holdco for the period that includes the Closing Date, in accordance past practice.  For purposes of clause (iii) of the preceding sentence, a position on a Tax Return that “results in a material adverse effect to any Acquired Company or Buyer, as applicable, for a Tax period beginning after the Closing Date” shall be a position that results in additional Tax in an amount of $100,000 or more in a Tax period beginning after the Closing Date.

(d)      With respect to any Tax Return of any Acquired Company for a Straddle Period: (i) such Tax Return shall be prepared, or caused to be prepared, and timely filed by Buyer in accordance with the Acquired Company’s past practice (unless otherwise required by Law); and (ii) Sellers shall be liable for the Pre-Closing Taxes and Buyer shall be liable for the Post-Closing Taxes payable with respect to such Tax Return, as determined in accordance with Section 6.04.   Buyer shall submit such Tax Return to Parent within a reasonable period of time prior to the due date of such Tax Return (taking extensions into account). If there is any dispute between Parent and Buyer regarding any item on such Tax Return, the parties shall in good faith attempt to resolve the dispute within a reasonable time prior to the due date of the Tax Return (taking extensions into account).  Any such resolution shall be final and binding on the parties hereto.  Any unresolved disputes shall be promptly submitted to an independent accounting firm mutually acceptable to Parent and Buyer (the "Accounting Referee") for determination prior to the filing of such Tax Return, with such determination being final and binding on the parties hereto.  Notwithstanding anything to the contrary in this Section 6.01(d), if there is no resolution of the disputed items by the due date of a Tax Return (taking extensions into account), then Buyer shall file or cause to be filed such Tax Return by the due date (taking extensions into account) in the form prepared by Buyer; provided, however, that within a reasonable period of time after there is a determination by the Accounting Referee, Buyer shall prepare and file an amended Tax Return, if necessary, in accordance with the determination of the Accounting Referee, and there shall be an attendant true-up payment between Sellers and Buyer as to the payment of Taxes relating to such amended Tax Return to the extent that the respective Taxes payable by Sellers and Buyers pursuant to this Section 6.01(d) with respect to the amended Tax Return varies from the respective Taxes payable by Sellers and Buyer pursuant to this Section 6.01(d) with respect to the originally filed Tax Return.  Parent on the one hand and Buyer on the other hand will each pay one-half of the fees and expenses of the Accounting Referee.

(e)      All Tax Returns of each Acquired Company not described in paragraphs (b), (c) or (d) of this Section 6.01 shall be prepared and timely filed by or at the direction of Buyer.

Section 6.02      Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any of the Acquired Companies or relating to the Business or the Assets shall be terminated as of the Closing Date. After such date none of the Acquired Companies, Sellers or any of their respective Affiliates or any of their respective Representatives shall have any further rights or liabilities thereunder

Section 6.03      Tax Indemnification.  Sellers, jointly and severally, agree to indemnify any Buyer Indemnitee for, and to hold such Buyer Indemnitee harmless from and against: (a) any Losses of such Buyer Indemnitee attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Losses of such Buyer Indemnitee attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; and (c) all Pre-Closing Taxes (including, without limitation, all Pre-Closing Taxes related to the NJ Tax Matter or issues arising under or out of the NJ Tax Matter); provided, however, that no Buyer Indemnitee shall be entitled to indemnification under this Section 6.03  for any Losses or Taxes that were a deduction from Working Capital set forth in Section 2.03; provided, further, that any amount payable under this Section 6.03 by Sellers shall be reduced by an amount equal to any Tax benefit realized by such Buyer Indemnitee arising from or related to the incurrence or payment of such Losses or Taxes, and increased by any Tax detriment associated with the receipt, or right to receive indemnification hereunder; and to the extent the Buyer Indemnitee recognizes a Tax benefit in a year after the receipt of the indemnification payment pursuant to this Section 6.03, the Buyer Indemnitee shall pay the amount of such Tax benefit to the Indemnifying Party as such Tax benefits are recognized by the Buyer Indemnitee.  The amount of any “Tax benefit” recognized by a Buyer Indemnitee with respect to each Tax year shall be the amount of the relevant deduction, expense, loss, or similar Tax item that accrues to a Buyer Indemnitee for the applicable Tax year multiplied by the effective tax rate of the Buyer Indemnitee for such Tax year.  Notwithstanding anything in this Article VI, neither a Buyer Indemnitee nor its successors or assigns shall have any right or entitlement to indemnification for any Losses or Taxes to the extent that such Buyer Indemnitee or its successors and assigns had already recovered for the Losses or Taxes with respect to the same matter pursuant to any other provision of this Agreement, and such Buyer Indemnitee shall be deemed to have waived and released any claims for such Losses or Taxes and shall not be entitled to assert any such claim for indemnification for such Losses or Taxes.  Sellers shall reimburse Buyer for any Taxes of any of the Acquired Companies or relating to the Business or any of the Assets that are the responsibility of Sellers pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Acquired Companies.

Section 6.04      Straddle Period. Sellers and Buyer will, to the extent permitted by applicable law elect with the relevant taxing authority to close the taxable year of each Acquired Company on the Closing Date.  For all purposes of this Agreement, in the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes shall be:

(a)      in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

(b)      in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

The portion of any such Taxes that are not treated as Pre-Closing Taxes pursuant to the preceding sentence shall be treated as Post-Closing Taxes for all purposes of this Agreement.

Section 6.05      Section 338 Election.  No party hereto shall make any election under Section 338 of the Code (or any corresponding election under state, local or foreign Law).

Section 6.06      Contests.

(a)      Upon receipt by Buyer, any Acquired Company or any Affiliate thereof of a written notice of any pending or threatened Tax audits, examinations, protest proceedings, assessments or claims that could give rise to a claim for indemnity under Section 6.03 (an “Indemnifiable Tax Liability”), Buyer shall promptly give written notice thereof to Parent (the “Tax Claim Notice”).

(b)      Subject to Section 6.06(c), Sellers may elect to control, through their Representatives, and at their expense, the compromise or contest, either administratively or in the courts, of any Indemnifiable Tax Liability.  If Sellers elect to so represent the interests of an Acquired Company or Buyer, they shall within thirty (30) Business Days of delivery of any Tax Claim Notice (or reasonably sooner, if the nature of the Indemnifiable Tax Liability so requires) notify Buyer of their intent to do so, and Buyer shall cooperate, at the sole expense of Sellers, in the defense against, or compromise or settlement of, any claim in any such proceeding.  In that event, Sellers shall reasonably and in good faith consult with Buyer with respect to each aspect of the defense against, or compromise or settlement of, any such Indemnifiable Tax Liability.  Without limiting the generality of the foregoing, Buyer shall be permitted, at its expense, to be represented at each conference, hearing or meeting with representatives of the pertinent taxing authority (and shall be notified reasonably in advance thereof).  Sellers shall promptly notify Buyer in writing after it settles, compromises or abandons any claim of matters related to Indemnifiable Tax Liability, and with respect to any such claim that could adversely affect an Acquired Company, Buyer or any of their respective affiliates with respect to any Post-Closing Tax Period, Sellers shall not settle, compromise or abandon any matter related to Indemnifiable Tax Liability without obtaining the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed.  If Sellers elect not to represent the interests of an Acquired Company, Buyer may pay, compromise or contest such Indemnifiable Tax Liability in any reasonable manner it deems appropriate (in its sole discretion), and Sellers shall remain fully liable for such Indemnifiable Tax Liability.

(c)      Buyer shall control, at its own expense, any Tax proceeding for a Straddle Period with respect to any Acquired Company; provided, however, that (i) Buyer shall consult with Sellers before taking any significant action in connection with such Tax proceeding, and (ii) Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.07      Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Acquired Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Acquired Companies for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08      Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09      Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive until 90 days after the expiration of the applicable statute of limitations for the assessment or collection of Taxes for any Pre-Closing Tax Period or Straddle Period.

Section 6.10      Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Section 6.11      NJ Tax Matter.  Notwithstanding anything in Section 6.06 to the contrary, Sellers shall control the contest or resolution of the NJ Tax Matter; provided, however, that if there is a proceeding with respect to the NJ Tax Matter that is reasonably likely to adversely affect an Acquired Company, Buyer or any of their respective Affiliates with respect to any Post-Closing Tax Period (other than a Post-Closing Tax Period that is part of a Straddle Period), then Buyer shall be permitted, at its expense, to consult with Seller in connection with such proceedings (and shall be notified reasonably in advance thereof).  Without limiting in any way the other obligations of Buyer pursuant to this Article VI, with respect to the NJ Tax Matter, the parties agree that, to the extent reasonably requested by Sellers, Buyer shall (and shall cause the Acquired Companies to) provide Sellers and their respective employees, agents, officers and representatives, promptly upon request, access to the books and records of the Acquired Companies related to the NJ Tax Matter or other information reasonably necessary to the defense thereof.

Section 6.12      Refunds.  Any refunds of Taxes relating to Pre-Closing Tax Periods actually paid or indemnified by any of Sellers pursuant to this Article VI shall be for the account of the applicable Seller; provided, however, that any refunds resulting from the carryback of post-Closing losses and similar items shall be for the account of Buyer.  Notwithstanding anything to the contrary in this Section 6.12, Buyer shall not carry back any post-Closing losses to any Tax Return of a Tax Consolidated Company for any Pre-Closing Tax Period.  Buyer agrees to assign and remit promptly and to cause the Acquired Companies to assign and remit promptly to such Seller all refunds of Taxes which such Seller is entitled to under this Section 6.12 and which are received by Buyer or any Affiliate of Buyer.

Section 6.13      Allocation.   All amounts constituting consideration for the assets and rights of the Company for U.S. federal income tax purposes shall be allocated among the acquired assets using the residual method as described in Section 1060 of the Code and the Treasury Regulations thereunder and using values determined primarily based on the revenue generated by the respective assets.  Within sixty (60) calendar days after the Closing Date, Buyer shall provide Parent with a proposed schedule (the “Allocation Schedule”) allocating all such amounts as provided herein.  The Allocation Schedule shall become final and binding on the parties hereto fifteen (15) calendar days after Buyer provides such schedule to the Parent, unless the Parent objects in writing to Buyer, specifying the basis for the objections of Parent and preparing an alternative allocation.  If Parent does object, Parent and Buyer shall in good faith attempt to resolve the dispute within fifteen (15) calendar days of written notice to Buyer of Parent’s objection.  Any such resolution shall be final and binding on the parties hereto.  Any unresolved disputes shall be promptly submitted to the Accounting Referee for determination, with such determination being final and binding on the parties hereto.  Parent on the one hand and Buyer on the other hand will each pay one-half of the fees and expenses of the Accounting Referee.  Parent and Buyer shall cooperate with each other and the Accounting Referee in connection with the matters contemplated by this Section 6.13, including, without limitation, by furnishing such information and access to books, records (including, without limitation, accountants work papers), personnel and properties as may be reasonably requested.  Each of the parties hereto agrees to (a) prepare and timely file all Tax Returns, including, without limitation, Form 8594 (and all supplements thereto) in a manner consistent with the Allocation Schedule as finalized and (b) act in accordance with the Allocation Schedule for all Tax purposes.  The parties hereto will revise the Allocation Schedule to the extent necessary to reflect any post-Closing payment made pursuant to or in connection with this Agreement.  In the case of any payment referred to in the preceding sentence, Buyer shall propose a revised Allocation Schedule, and the parties hereto shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.

ARTICLE VII
Closing Deliveries

Section 7.01      Additional Deliveries of Sellers.  On the date hereof, Sellers are delivering to Buyer the following:

(a)      Written resignations of the officers, directors, managers and other individuals serving in similar positions of the Acquired Companies set forth on Section 7.01(a) of the Disclosure Schedules.

(b)      A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying that attached thereto are true and complete copies of the Organizational Documents of each of the U.S. Acquired Companies, and true and complete copies of the Organizational Documents of each of the non-U.S. Acquired Companies set forth on Section 7.01(b) of the Disclosure Schedules, and all resolutions adopted by the board of directors of Sellers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which each such Person is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted approving this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(c)      A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Sellers certifying the names and signatures of the officers of each such Person authorized to sign this Agreement, each of the Transaction Documents to which such Person is a party and the other documents to be delivered hereunder and thereunder.

(d)      A good standing certificate (or its equivalent) for each of the U.S. Acquired Companies from the secretary of state of the jurisdiction in which each of the U.S. Acquired Companies is organized which is dated no more than ten (10) Business Days prior to the Closing Date.

(e)      A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Parent is not a foreign person within the meaning of Section 1445 of the Code.

(f)      Certificates evidencing the Securities and the UK Interests, if any, free and clear of Encumbrances, duly endorsed in blank or accompanied by instruments of transfer duly executed in blank.

(g)      A certificate, from an authorized officer of Parent, stating that those intercompany agreements, management agreements, cost allocation agreements and leases, whether written or otherwise, between any of the Acquired Companies, on the one hand, and Sellers or any of their Affiliates, on the other hand, in each case as set forth in Section 7.01(g) of the Disclosure Schedule, have been terminated, and that no other such agreements are in effect except for those set forth in Section 3.09(a)(ix) of the Disclosure Schedule.

(h)      Transition Services Agreements, in each case duly executed by Parent in a form mutually agreeable to the parties hereto (the “Transition Services Agreements”).

(i)      Evidence reasonably satisfactory to Buyer of the termination and release, as applicable, of the Acquired Companies’ guarantees of, and pledges of assets securing, that certain $325 million credit facility with a syndicate of lenders lead by Bank of America (the “Senior Facility”).

(j)      A Bill of Sale, Assignment and Assumption Agreement, duly executed by Canada Holdco in a form mutually agreeable to the parties hereto (the “Bill of Sale, Assignment and Assumption Agreement”).

Section 7.02      Additional Buyer Deliveries. On the date hereof, Buyer is delivering to Sellers the following:

(a)      Each of the Transaction Documents to which Buyer is a party, duly executed by Buyer.

(b)      A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted approving this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(c)      A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(d)      Cash in an aggregate amount equal to the Purchase Price by wire transfer in immediately available funds, to accounts designated at least two Business Days prior to the Closing Date by Sellers in a written notice to Buyer.

ARTICLE VIII
Indemnification

Section 8.01      Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is fifteen months from the Closing Date; provided, that the representations and warranties in Section 3.12(c) shall survive until the date that is six years from the Closing Date; provided further, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.10(a), Section 3.24, Section 4.01, Section 4.04 and Section 4.06 shall survive until their applicable statutes of limitations. Buyer’s indemnification obligation pursuant to Section 8.03(c) shall survive until the date that is six years from the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein.

Section 8.02      Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, Sellers shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including the Acquired Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)      any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)      any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c)      the Retained Matter;

(d)      any Action by any non-U.S. employee of any Seller or any of its Affiliates whose employment was transferred to any Seller or any of its Affiliates by an Acquired Company or any of its Affiliates prior to the Closing based on a claim that such employee’s terms and conditions of employment with such Seller or Affiliate following such transfer are or were less favorable than such Employee’s terms and conditions of employment prior to such transfer; or

(e)      any Liabilities related to any assets of the Conferencing Business transferred from an Acquired Company to Parent or any Affiliate of Parent that is not an Acquired Company as part of the Pre-Closing Restructuring (to the extent that such Liabilities are not deducted from Working Capital under Section 2.03), and any indemnification obligations arising in connection with such transfers;

provided, however, the Buyer Indemnitees shall not be entitled to indemnification pursuant to this Section 8.02 for any Losses related to any Action of the type set forth in Section 8.03 of the Disclosure Schedules.

Section 8.03      Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Sellers and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)      any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)      any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI); or

(c)      any Action of the type set forth in Section 8.03 of the Disclosure Schedules;

(d)      any Action by any non-U.S. Employee based on a claim that such Employee’s terms and conditions of employment with Company, Buyer or any of their Affiliates upon or after the Closing are less favorable than such Employee’s current terms and conditions of employment with Parent or any of its Affiliates;

provided, however, the Seller Indemnitees shall not be entitled to indemnification pursuant to Section 8.03(a) for any Losses arising out of a breach of Section 4.06 to the extent such breach is based on any inaccurate information concerning Sellers, the Acquired Companies or the Business that was provided by Sellers for purposes of preparing the HSR Exemption Letter or for use in Buyer’s determination of the HSR Exemption.

Section 8.04      Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)      Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.10(a), Section 3.12(c) or Section 3.24 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $500,000 (the “Deductible”), in which event Sellers shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)      Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.04 or Section 4.06 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds the Deductible, in which event Buyer shall only be required to pay or be liable for Losses in excess of the Deductible.

(c)      The Buyer Indemnitees shall not be indemnified pursuant to Section 8.02(a) with respect to any Loss (other than those based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.10(a), Section 3.12(c) or Section 3.24 (the “Buyer Cap Exclusions”)) if the aggregate of all Losses (other than those based upon, arising out of, with respect to or by reason of the Buyer Cap Exclusions) for which the Buyer Indemnitees have received indemnification pursuant to Section 8.02(a) has exceeded $5,000,000.

(d)      The Seller Indemnitees shall not be indemnified pursuant to Section 8.03(a) with respect to any Loss (other than those based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.04 or Section 4.06 (the “Seller Cap Exclusions”)) if the aggregate of all Losses (other than those based upon, arising out of, with respect to or by reason of the Seller Cap Exclusions) for which the Seller Indemnitees have received indemnification pursuant to Section 8.03(a) has exceeded $5,000,000.

(e)      Solely for purposes of determining the cost of Losses that an Indemnifying Party is obligated to pay or reimburse an Indemnified Party for pursuant to this Article VIII and not for purposes of determining whether an inaccuracy in or breach of a representation or warranty has occurred for which an Indemnifying Party has an indemnification obligation pursuant to this Article VIII, the Loss incurred from such inaccuracy or breach shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f)      No party shall be entitled to indemnification for any Loss that was the subject of the Working Capital calculation set forth in Section 2.03.  The amount of any Losses payable under Section 8.02 or Section 8.03 by the Indemnifying Party shall be: (i) net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor; (ii) reduced by an amount equal to any Tax benefit realized by the Indemnified Party arising from or related to the incurrence or payment of such Losses; and (iii) increased by any Tax detriment associated with the receipt, or right to receive indemnification hereunder; and to the extent the Indemnified Party recognizes a Tax benefit in a year after the receipt of the indemnification payment pursuant to this Section 8.04(f), the Indemnified Party shall pay the amount of such Tax benefit to the Indemnifying Party as such Tax benefits are recognized by the Indemnified Party.  The amount of any “Tax benefit” recognized by an Indemnified Party with respect to each Tax year shall be the amount of the relevant deduction, expense, loss, or similar Tax item that accrues to an Indemnified Party for the applicable Tax year multiplied by the effective tax rate of the Indemnified Party for such Tax year.  If the Indemnified Party receives any amounts under applicable insurance polices, or from any other Person alleged to be responsible for any Losses in respect of such Losses subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.  Notwithstanding anything in this Article VIII, no Indemnified Party or its successors or assigns shall have any right or entitlement to indemnification from an Indemnifying Party for any Losses to the extent that such Indemnified Party or its successors and assigns had already recovered for the Losses with respect to the same matter pursuant to any other provision of this Agreement, and such Indemnified Parties shall be deemed to have waived and released any claims for such Losses and shall not be entitled to assert any such claim for indemnification for such Losses.

Section 8.05      Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)      Third Party Claims. If, prior to the expiration of the applicable survival period set forth in Section 8.01, any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnified Party is seeking indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim (it being understood that any notice of the assertion or commencement of a Third Party Claim delivered by an Indemnified Party to an Indemnifying Party after the expiration of the applicable survival period set forth in Section 8.01 shall be barred from indemnity under this Agreement). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party receives notice of the Third Party Claim after the expiration of the applicable survival period set forth in Section 8.01 or the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure, and the Indemnifying Party’s indemnification obligation with respect to any Third Party Claim for which the Indemnifying Party is not so relieved shall survive until the final resolution of such Third Party Claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is any Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Parties shall be liable for the reasonable fees and expenses of one counsel to all Indemnified Parties in respect of each Third Party Claim for which indemnification is sought hereunder in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)      Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)      Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party within the applicable survival period set forth in Section 8.01 by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim (it being understood that no Indemnified Party shall be indemnified under this Agreement for any Loss incurred after the expiration of the applicable survival period set forth in Section 8.01). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party receives notice after the expiration of the applicable survival period set forth in Section 8.01 of the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure and any indemnification obligations for which the Indemnifying Party is not so relieved shall survive until the final resolution thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Acquired Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)      Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Acquired Companies (including any such claim in respect of a breach of the representations and warranties in Section 3.22 or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06      Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 6%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.07      Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08      Exclusive Remedies. Subject to Section 5.02 and Section 9.11 and the last sentence of Section 3.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraud or intentional misrepresentation.

ARTICLE IX
Miscellaneous

Section 9.01      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer shall be solely responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, if applicable.

Section 9.02      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Sellers or the Company:	Premiere Global Services, Inc. 3280 Peachtree Road The Terminus Building Suite 1000 Atlanta, Georgia 30305 Facsimile: (866) 296-6245 E-Mail: scott.leonard@pgi.com Attention: Scott Askins Leonard with a copy to:
Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Facsimile: (404) 322-6321
E-mail: michael.hollingsworth@nelsonmullins.com
Attention: Michael E. Hollingsworth II

If to Buyer:	EasyLink Services International Corporation 6025 The Corners Parkway Suite 100 Norcross, GA 30092 Facsimile: (678) 805-4800 E-mail: gshipley@easylink.com Attention: Glen E. Shipley with a copy to:
Troutman Sanders LLP
Bank of America Plaza
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308
Facsimile: (404) 962-6548
E-mail: larry.shackelford@troutmansanders.com
Attention: Larry W. Shackelford, Esq.

Section 9.03      Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06      Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter except, in each case, for any agreement entered into on the date hereof that expressly provides otherwise.

Section 9.07      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however¸ that the covenants and restrictions contained in Section 5.02(b) (Buyer Restrictive Covenants) or Section 5.02(a) (Seller Restrictive Covenants), as applicable, shall not be binding on the acquirer of all or substantially all of the equity interests or assets of Buyer (or any Affiliate of such acquirer, other than Buyer and its Affiliates prior to such acquisition),  Parent or American Teleconferencing Services, Ltd. (or any Affiliate of such acquirer, other than Sellers and their Affiliates prior to such acquisition), as applicable. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08      No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09      Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)      This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Georgia.

(b)      ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF GEORGIA IN EACH CASE LOCATED IN THE CITY OF ATLANTA AND COUNTY OF FULTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(C).

Section 9.11      Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

PREMIERE GLOBAL SERVICES, INC.

By:	/s/ Scott Askins Leonard	(corporate seal)
Name: Scott Askins Leonard
Title: SVP – Legal and General Counsel

UK HOLDCO:

XPEDITE SYSTEMS HOLDINGS (UK) LIMITED

By:	/s/ Theodore Schrafft	(company seal)
Name: Theodore Schrafft
Title: Director

CANADA HOLDCO:

PREMIERE CONFERENCING (CANADA) LIMITED

By:	/s/ Scott Askins Leonard	(company seal)
Name: Scott Askins Leonard
Title: SVP – Legal and General Counsel

COMPANY:

XPEDITE SYSTEMS, LLC
By: Premiere Global Services, Inc., Its Sole Member

By:	/s/ Scott Askins Leonard	(company seal)
Name: Scott Askins Leonard
Title: SVP – Legal and General Counsel

BUYER:

EASYLINK SERVICES INTERNATIONAL CORPORATION

By:	/s/ Thomas J. Stallings	(corporate seal)
Name: Thomas J. Stallings
Title: Chief Executive Officer